Exhibit 23.3

Marsoft BV LLC 50 Milk Street, FL 16 Boston MA 02109, USA Tel +1 (617) 369-7800 www.marsoft.com

Henry Williams

Pyxis Tankers Inc.

K. Karamanli 59

Maroussi 15125, Greece

May 27, 2026

Dear Mr. Williams:

Reference is made to the registration statement on Form F-1 of Pyxis Tankers Inc. (the “Company”) filed with the Securities and Exchange (the “Registration Statement”), which incorporates by reference the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2025, filed on April 1, 2026 (the “Annual Report”). We consent to the incorporation by reference into the Registration Statement of the section entitled “Product Tanker and Dry Bulk Shipping Industry” (the “Industry Section”) appearing in the Annual Report. All such information reflects market data available as of February 28, 2026 and we undertake no obligation to update such information. Our role was limited to the compilation and provision of market data and commentary pursuant to our Consulting Services Agreement with the Company; we were not involved in the preparation of any other portion of the Registration Statement.

With respect to the information provided, we advise you that:

(1) the information accurately reflects our proprietary databases and analytical models as of the dates indicated, subject to the inherent limitations of maritime data collection, including the use of estimates and preliminary figures where complete data is not available;

(2) our data collection methodologies and classification conventions may differ from those of other maritime data providers, and our figures do not purport to capture all transactions in the product tanker and dry bulk shipping markets; and

(3) while we have exercised reasonable care in the compilation and presentation of this information, we do not warrant that it is free from error or omission.

We consent to the filing of this letter as an exhibit to the Registration Statement. This consent is limited to the information described above as originally provided for the Annual Report.

Best regards,

/s/ Ryan Uljua

Ryan Uljua, CAIA

Vice President

Marsoft BV LLC